Exhibit 23.2

Consent of Hardy B. Fowler

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Hancock Holding Company in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File No. 333-171882) under the Securities Act of 1933, as amended, relating to the business combination of Hancock Holding Company and Whitney Holding Corporation.

By:	/s/ Hardy B. Fowler
Hardy B. Fowler

February 25, 2011